160 Cassell Road Box 144 Harleysville, Pa 19438 (215) 723-6751 FAX (215) 723-6758 TRADED: NYSE SYMBOL: MPR	NEWS RELEASE

date:	November 20, 2003
for release:	Immediate
contact:	Investor Contact:
Gary J. Morgan, Vice President of Finance, CFO
215-723-6751, gmorgan@metpro.com

         Met-Pro Corporation Announces Its Sales and
Earnings Results for the Third Quarter Ended 10/31/2003

• Quarter Net Sales Increase 19% Over Last Year
• Quarter Diluted Earnings Per Share Increase 18% Over Last Year
• Year-to-Date Diluted Earnings Per Share Increase 12% Over Last Year
• Year-to-Date Bookings Increase 12% Over Last Year

Harleysville, PA, November 20 – Raymond J. De Hont, Chairman and Chief Executive Officer of Met-Pro Corporation (NYSE – MPR), today announced that the third quarter sales were $19.8 million compared to $16.7 million for the same period last year, an increase of 19%. Sales for the first three quarters totaled $55.4 million compared to $51.1 million for the same period last year.

Net income for the third quarter ended October 31, 2003 totaled $1.7 million compared to $1.4 million for the same period last year, an increase of 15%.

For the third quarter, diluted earnings per share were up $.03 to $.20, an increase of 18% over the $.17 earned during the third quarter last year. Basic earnings per share for the third quarter were $.20 versus $.18. For the nine months ended October 31, 2003, diluted earnings per share were $.55 compared to $.49 for the same period last year, an increase of 12%. Basic earnings per share for the nine month period were $.55 versus $.50.

Bookings of new orders for the nine months ended October 31, 2003 totaled $59.0 million compared to $52.8 million for the same period last year, an increase of 12%.

Cash flows from operating activities increased to $7.1 million, a 61% increase over the $4.4 million reported in the nine month period ended October 31, 2002. Cash flows from operating activities per share for the nine months increased $.32 to $.85 over the $.53 earned during the nine month period ended October 31, 2002.

A four-for-three stock split was completed by the Company on October 15, 2003. All references in the financial statements to the per share amounts and number of shares outstanding have been restated to reflect the effect of the stock split. In addition Met-Pro Corporation, recently announced a 7.4% increase in its quarterly cash dividend payable December 10, 2003 to shareholders of record at the close of business on November 28, 2003.

De Hont stated that "we are pleased with the results for the third quarter. This is the fifth straight quarter that Met-Pro’s sales and earnings have exceeded the results for the comparable quarter of the prior year." De Hont also stated that "the ability of our employees to deliver consistently good results along with Met-Pro’s strong bookings and current quotation activity gives us optimism about our prospects for the fourth quarter and the full fiscal year."

About Met-Pro
Met-Pro Corporation, Harleysville, Pennsylvania, manufactures and sells product recovery and pollution control equipment for purification of air and liquids and fluid handling equipment for corrosive, abrasive and high temperature liquids. With ten divisions and five subsidiaries, the Company, established in 1966, provides products to residential, commercial, industrial and municipal markets that include, but are not limited to, pharmaceuticals, chemicals, petrochemicals, water and aquariums. For more information, please visit www.met-pro.com.

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Met-Pro Corporation/Page 2

Met-Pro Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2003	2002	2003	2002

Net sales	$19,811,544	$16,671,696	$55,440,022	$51,143,659
Cost of goods sold	12,861,737	10,626,271	35,606,780	33,392,929

Gross profit	6,949,807	6,045,425	19,833,242	17,750,730

Operating expenses
Selling	2,093,009	1,821,017	5,903,475	5,464,514
General and administrative	1,902,429	1,944,240	6,036,950	5,792,008

Income from operations	2,954,369	2,280,168	7,892,817	6,494,208

Interest expense	(109,071)	(128,493)	(336,868)	(379,236)
Other income/(expenses), net	(336,922)	81,838	(626,168)	201,168

Income before taxes	2,508,376	2,233,513	6,929,781	6,316,140

Provision for taxes	852,847	792,897	2,356,125	2,242,230

Net income	$1,655,529	$1,440,616	$4,573,656	$4,073,910

Basic earnings per share	$.20	$.18	$.55	$.50
Diluted earnings per share	$.20	$.17	$.55	$.49

Average common shares outstanding:
Basic shares	8,290,133	8,215,979	8,291,748	8,224,164
Diluted shares	8,363,065	8,274,473	8,371,848	8,280,247

Condensed Consolidated Balance Sheet
(unaudited)

	October 31,	January 31,
	2003	2003

Assets
Current assets	$46,365,597	$40,631,745
Property, plant and equipment, net	11,974,939	11,950,422
Costs in excess of net assets of businesses acquired, net	20,798,913	20,798,913
Other assets	330,644	373,591

Total assets	$79,470,093	$73,754,671

Liabilities and shareholders’ equity
Current liabilities	$13,635,349	$9,750,309
Long-term debt	5,769,479	7,111,995
Other liabilities	886,592	846,482

Total liabilities	20,291,420	17,708,786

Shareholders’ equity	59,178,673	56,045,885

Total liabilities and shareholders’ equity	$79,470,093	$73,754,671

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Met-Pro Corporation/Page 3

Met-Pro Corporation
Consolidated Business Segment Data
(unaudited)

	Nine Months Ended October 31,
	2003	2002

Net sales
Product recovery/pollution control equipment	$37,257,235	$33,329,846
Fluid handling equipment	18,182,787	17,813,813

	$55,440,022	$51,143,659

Income from operations
Product recovery/pollution control equipment	$5,689,106	$4,134,415
Fluid handling equipment	2,203,711	2,359,793

	$7,892,817	$6,494,208

	October 31,	January 31,
	2003	2003

Identifiable assets
Product recovery/pollution control equipment	$43,704,982	$41,396,626
Fluid handling equipment	18,939,392	18,417,187

	62,644,374	59,813,813
Corporate	16,825,719	13,940,858

	$79,470,093	$73,754,671

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company) contains statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation of purchase orders, product development activities, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro stock is traded on the New York Stock Exchange, Symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s Web site at www.met-pro.com.